EXHIBIT 26 (k)

             OPINION AND CONSENT OF COUNSEL OF MICHELE DRUMMEY, ESQ.

April 26, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

RE:  Phoenix Life Variable Universal Life Account
     Phoenix Life Insurance Company
     Post Effective Amendment No. 29 to Registration Statement filed on Form N-6 File Nos. 033-06793 and 811-04721

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of the above identified Post-Effective Amendment to the Registration Statement and filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933. Phoenix Life Variable Universal Life Account issues the Contracts.

As an attorney for Phoenix Life Insurance Company ("PLIC"), I provide legal advice to PLIC in connection with the operation of its variable products. In this role I am familiar with Post-Effective Amendment for the Contract. I have made an examination of the law and the documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

I am of the following opinion:

1. PLIC is a valid corporation, organized and operated under the laws of the State of New York and is subject to regulation by the New York Commissioner of Insurance.

2. Phoenix Life Variable Universal Life Account is a separate account validly established and maintained by PLIC in accordance with New York law.

3. The Contract, when properly issued, is a legal and binding obligation of PLIC, enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.

Yours truly,

By:  /s/ Michele Drummey
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    Michele Drummey, Counsel
    Phoenix Life Insurance Company